Exhibit 99.1

Zayo Acquires Texas-based Data Center Operator

Purchase further strengthens Zayo’s expansive fiber and colocation portfolio in greater Dallas metropolitan area

BOULDER, Colo. – April 1, 2016 –  Zayo Group Holdings, Inc. (NYSE: ZAYO), the global leader in Communications Infrastructure, today completed the $18.9 million acquisition of Clearview International LLC (“Clearview”), a leader in Texas colocation and cloud infrastructure services. Clearview operates two data centers, located at 6606 LBJ Freeway in Dallas and 700 Austin Avenue in Waco, totaling approximately 30,000 square feet of colocation space. The Clearview acquisition builds on the 66,000 square feet of Dallas data center capacity at 1100 Empire Central Place acquired by Zayo on December 31, 2015.

Zayo continues to experience strong demand resulting from the interplay between data center and fiber needs across its markets and particularly in the greater Dallas-Fort Worth metropolitan area. This hybrid demand has been boosted by the kick-off of a 2,000+ route miles Dallas area fiber-to-the-tower (FTT) deployment, announced in May 2015. A recent example is a global SaaS provider securing colocation in Zayo’s Dallas Empire Central facility plus four diverse 10G wavelengths tethering to a Zayo presence in the primary Dallas carrier hotel.

“Enterprise, content, and technology customers increasingly require solutions that involve network connectivity, colocation and cloud infrastructure,” said Greg Friedman, executive vice president of Colocation and Cloud Infrastructure. “Zayo’s acquisition of Clearview ensures we continue to be well-positioned to capitalize on these opportunities and we expect to exceed a 30 percent internal rate of return on this investment.”

“Both Clearview’s customers and delivery team will benefit from integrating into Zayo’s global communications infrastructure,” said TJ Karklins, CEO of Clearview. “In turn, the Texas market will also benefit from a strong, high-scale provider of integrated cloud, data center and network solutions.”

Zayo now owns and operates seven data centers in Texas, and a total of 57 facilities in North America and Europe. Zayo’s dense fiber backbone in Dallas spans more than 3,500 miles, inclusive of the in-process FTT deployment. In addition, Zayo’s Phoenix-Dallas longhaul fiber build will provide additional connectivity between Dallas and Waco. This network enables Zayo to interconnect the new Clearview data centers to Zayo’s key points-of-presence (PoPs) in its other Texas data centers, including 1950 North Stemmons Freeway in Dallas (Infomart) and 1301 Fanning in Houston.

The acquisition was funded with cash on hand and will contribute over $2 million in incremental annualized adjusted EBITDA, before the benefit of any realized cost synergies.

For more information on Zayo’s data centers, please visit www.zayo.com/services/colocation.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud services to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 110,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud services in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services. For more information, visit zayo.com.

Forward Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words such as "believe," "expect," "plan," "continue," "will," "should," and similar expressions are intended to identify our forward-looking statements. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our 10-K dated September 18, 2015. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Media:	Shannon Paulk, Corporate Communications
303-577-5897
press@zayo.com

Investors:	Brad Korch, Investor Relations
720-306-7556
IR@zayo.com